EXHIBIT 99


FOR IMMEDIATE RELEASE                                           DECEMBER 7, 1998


                  Heilig-Meyers Company Reports November Sales


         Richmond, VA: Heilig-Meyers Company (NYSE: HMY) reported consolidated sales for the month ended November 30, 1998, of approximately $250.7 million, 2.9% ahead of sales of $243.6 million in the prior year month.
Comparable store sales for the month of November decreased approximately 1.5%.

         For the nine months ended November 30, 1998, the Company reported consolidated sales of approximately $1.8 billion, 15.0% ahead of sales of $1.6 billion in the prior year period. Comparable store sales for the nine-month period increased approximately 2.7%.

         Management commented that, as a result of lower than expected sales and underperformance in the Company's Rhodes division, earnings for the third quarter ended November 30, 1998, would be significantly below current analyst's expectations. The Company will report third quarter results on December 16, 1998, post market close.

         Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items. As of November 30, 1998, the Company operated 1,242 stores: 814 as Heilig-Meyers, 230 as Mattress Discounters, 95 as Rhodes, 71 as The RoomStore and 32 in Puerto Rico as Berrios.